Exhibit 10.16

2004 BRUNSWICK PERFORMANCE PLAN (BPP)

Purpose	Reward achievement of annual goals.

Eligibility	Key managers and above identified on an individual basis.

Performance Period	Fiscal year.

Participation Level	Pro rata participation in first year of eligibility. Full participation in subsequent years.

Target Incentives	Sum of target incentive opportunity as a percent of salary times average salary for the year for all eligible participants.

Performance Measures	Funding for Corporate employees is based:
➢ 75% on Corporate Brunswick Value Added (BVA) — BVA defined as profits after-tax; reduced for cost of capital charge (capital to include working, fixed and other assets; cost of capital will include debt and equity), and
➢ 25% on Earnings Per Share (EPS).

Funding for Division employees is based:
➢ 75% on Division BVA, and
➢ 25% on Division Operating Margin.

Performance Levels:
➢ Threshold	➢ Minimum performance level supporting the funding of any variable incentive pay. Thresholds to be determined for each Division individually.

➢ Target	➢ Agreed upon performance level, typically tied to profit plan for the year.

➢ Stretch	➢ Performance necessary to support funding of twice target level.

Funding Review and Approval	The following steps will be taken to review and approve funding:

➢ CFO will review actual results quarterly to evaluate established accruals.

➢ CEO will review performance at end of performance period and recommend funding to Human Resource and Compensation Committee.

➢ Committee will review and approve funding.

Maximum Funding	None

Individual Awards	Individual awards will be determined on a discretionary basis using evaluation of individual performance for the performance period, target incentive as a percent of salary and actual salary received for the performance period.

Individuals must be employed through end of performance period to receive an award, except those terminating due to death or permanent and total disability will be eligible to receive awards.

Timing of Award Payments	As soon as practical after financial results are confirmed and appropriate approvals are obtained.

Nothing contained in these materials constitutes or is intended to create a promise of an individual incentive award or a contract of continued employment. Employment is at-will and may be terminated by either the employee or Corporation for any reason at any time.